                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        Under the Securities Act of 1934


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   02476B 10 6
                         -------------------------------
                                 (CUSIP Number)


                                December 31, 2000
                                ------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                     ----------------------
CUSIP NO. 02476B 10 6                13G                         Page 2 of 6
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------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          Richard Kaufman

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a)      |_|
                                                                                             (b)      |_|

------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                        ------------------------------------------------------------------------------------------
       NUMBER OF           6     SHARED VOTING POWER
        SHARES                   216,839
     BENEFICIALLY
       OWNED BY         ------------------------------------------------------------------------------------------
         EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
        PERSON          ------------------------------------------------------------------------------------------
          WITH             8     SHARED DISPOSITIVE POWER
                                 216,839

------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        216,839

------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                           |_|
------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         8.6%

------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
                          IN

------------------------------------------------------------------------------------------------------------------


---------------------                                     ----------------------
CUSIP NO. 02476B 10 6                13G                         Page 3 of 6
---------------------                                     ----------------------


------------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          Anita Kaufman

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a)      |_|
                                                                                             (b)      |_|

------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                        ------------------------------------------------------------------------------------------
       NUMBER OF           6     SHARED VOTING POWER
        SHARES                   216,839
     BENEFICIALLY
       OWNED BY         ------------------------------------------------------------------------------------------
         EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
        PERSON          ------------------------------------------------------------------------------------------
          WITH             8     SHARED DISPOSITIVE POWER
                                 216,839

------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                        216,839

------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                                                           |_|
------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         8.6%

------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
                          IN

------------------------------------------------------------------------------------------------------------------


---------------------                                     ----------------------
CUSIP NO. 02476B 10 6                13G                         Page 4 of 6
---------------------                                     ----------------------



Item 1(a)           Name of Issuer:
                    --------------

                    American Business Financial Services, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    111 Presidential Boulevard
                    Bala Cynwyd, PA  19004

Item 2(a)           Name of Persons Filing:
                    ----------------------

                    Richard and Anita Kaufman (the "Kaufmans"), husband and wife.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    111 Presidential Boulevard
                    Bala Cynwyd, PA  19004

Item 2(c)           Citizenship:
                    -----------

                    United States of America

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common stock, par value $0.001 per share ("Common Stock").

Item 2(e)           CUSIP Number:  02476B 10 6
                    ------------

Item 3 If this Statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether person filing is:
                    ------------------------------------------------------------

                    (a)  |_|  Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o).
                    (b)  |_|  Bank as defined in section 3(a)(6) of the Act (15
                              U.S.C. 78c).
                    (c)  |_|  Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).
                    (d)  |_|  Investment company registered under section 8 of
                              the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    (e)  |_|  An investment adviser in accordance with section
                              240.13d-1(b)(1)(ii)(E).
                    (f)  |_|  An employee benefit plan or endowment fund in
                              accordance with section 240.13d-1(b)(1)(ii)(F).
                    (g)  |_|  A parent holding company or control person in
                              accordance with section 240.13d-1(b)(1)(ii)(G).
                    (h)  |_|  A saving associations as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813).
                    (i)  |_|  A church plan that is excluded from the definition
                              of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j)  |_|  Group, in accordance with section 240.13d-1(b)-
                              (1)(ii)(J).

---------------------                                     ----------------------
CUSIP NO. 02476B 10 6                  13G                       Page 5 of 6
---------------------                                     ----------------------

Item 4              Ownership:
                    ---------

                    (a) Amount beneficially owned: 216,839 (152,076 shares of
                        Common Stock held as joint tenants and options to purchase 64,763 shares of Common Stock, which are currently exercisable).
                    (b) Percent of class: 8.6%
                    (c)   (i)   sole power to vote or direct the vote: 0
                          (ii)  shared power to vote or direct the vote: 216,839
                          (iii) sole power to dispose or direct the disposition
                                of: 0
                          (iv)  shared power to dispose or direct the
                                disposition of:  216,839

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------
                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following: |_|

Item 6              Ownership of More Than Five Percent on Behalf of Another
                    Person:
                    ---------------------------------------------------------
                    The Reporting Persons do not know of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                    ----------------------------------------------------------
                                    N/A

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------
                                    N/A

Item 9              Notice of Dissolution of Group:
                    ------------------------------
                                    N/A

Item 10             Certification
                    -------------
                    By signing below the undersign certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP NO. 02476B 10 6                  13G                        Page 6 of 6
---------------------                                     ----------------------



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                  As required by Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, each Reporting Person on whose behalf this statement is filed agrees that this Statement is filed on behalf of each of them. Each Reporting Person understands that they are responsible for the timely filing of this statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained herein; each Reporting Person understands that they are not responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such Reporting Person knows or has reason to believe that such information is inaccurate. This Statement may be executed in more than one counterpart.


Date:    February 11, 2002
                                            By:   /s/ Richard Kaufman
                                                  -----------------------------
                                                  Richard Kaufman


Date:    February 11, 2002
                                            By:   /s/ Anita Kaufman
                                                  -----------------------------
                                                  Anita Kaufman